Exhibit 10.13

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT is made and entered into as of this [ ] day of [ ], [ ], by and between PRIMUS THERAPEUTICS, INC., a corporation organized and existing under the laws of the state of Delaware with its principal office at 23 Orchard Road, Suite 105, Skillman, NJ 08558 (the “Company”), and [ ], an individual residing at [ ] and a member of the Company’s Board of Directors (the “Director”).

WHEREAS the Company intends to file a Registration Statement on Form S-1 with the United States Securities and Exchange Commission and will apply to have its common stock listed on the Nasdaq Capital Market (or such other market as the Company may in the future determine);

WHEREAS the Company and the Director each recognize the substantial risk of litigation and other claims being asserted against directors of public companies;

WHEREAS the Company recognizes that, in order to attract and retain persons of the highest caliber to serve as directors of the Company, it is in the best interests of the Company to provide for the indemnification, advancement, reimbursement and insurance of certain liabilities and expenses of its directors, to the fullest extent permitted by law; and

WHEREAS the Director’s agreement to be appointed to, and continue to serve on, the Company’s board of directors is specifically conditioned upon the Company’s agreement to provide such indemnification;

NOW, THEREFORE, in consideration of these premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1. Agreement to Serve as Director. The Director hereby agrees to serve as a director of the Company (and to serve on, and to act as Chairman, of such standing or ad hoc committees of the Board of Directors may from time to time reasonably request) for so long as the Director is duly elected or appointed or until he tenders his resignation or is removed. The Director covenants to discharge his duties as a director faithfully and to the best of his ability.

2. Fees and Expenses. The Director shall be compensated for his services according to policies established from time to time by the Board of Directors, provided, however that in the event the Director is or becomes an employee of the Corporation or any affiliate, he shall not be entitled to receive additional compensation for his service as a director. The Company shall promptly reimburse the Director, upon submission of receipts or other supporting documentation, for all reasonable expenses incurred in performing his duties as a director.

3. Indemnification Against Liability. The Director shall be indemnified and held harmless by the Company, to the fullest extent permitted by law, against any and all liabilities and assessments arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative or other (each being hereinafter referred to as an “Action”), including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing (each such liability and assessment being hereinafter referred to as a “Liability”), incurred by the Director and arising out of his status as a director or member of a committee of the Board of Directors of the Company, or by reason of anything done or not done by the Director in such capacities.

4. Indemnification Against Expense. The Director shall also be indemnified and held harmless by the Company, to the fullest extent permitted by law, against any and all attorneys' fees and other costs, expenses and obligations, and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing (each such expense being hereinafter referred to as an “Expense”) arising out of or relating to any Action, including expenses incurred by a Director:

(a)

in connection with investigating, defending, being a witness or participating in, or preparing to defend, be a witness or participate in, any Action (other than an Action commenced by the Director against another party, except as provided in Section 4(b) below) or any appeal of an Action; or

(b)

in connection with any claim asserted or action brought by the Director for (i) payment or indemnification of Liabilities or Expenses or advance payment of Expenses by the Company under this Agreement, or pursuant to any other agreement, any resolution of the Company’s shareholders or Board of Directors, any provision of the Company’s Amended and Restated Certificate of Incorporation or Bylaws, or any statute or rule of law providing for indemnification, now or hereafter in effect, relating to any Action, or for specific performance pursuant to Section 20 hereof, and/or (ii) recovery under any directors’ and officers’ liability insurance policy or policies maintained by the Company, in each case regardless of whether the Director is ultimately determined to be entitled to such payment, indemnification, advance or insurance recovery, as the case may be.

5. Exception for Certain Conduct. The Company shall not be liable under this Agreement for payment of any Liability or Expense incurred by the Director on account of acts that, at the time taken, were known or believed by the Director to be clearly in conflict with the Company's best interests.

6. Partial Indemnification. If the Director is entitled under this Agreement to payment for some or a portion of any Liability or Expense relating to an Action, but not for the total amount thereof, the Company shall nevertheless pay the Director for the portion thereof to which he or she is entitled.

7. Advances. The Company shall pay any and all Expenses incurred by the Director in connection with any Action, whether or not the Action has been finally disposed of (an "Advance"), within five days after receipt by the Company of an appropriate request therefor from the Director, provided, however, that the Company shall not make such an Advance unless and until it has received an undertaking by or on behalf of the Director to repay such Advance unless it shall be determined that the Director is entitled to be indemnified by the Company against such Expenses.

8. Demand and Final Payment. Final payments of Liabilities and Expenses provided for herein shall be made by the Company not later than thirty days after receipt of a written request therefor by or on behalf of the Director, and the Director shall be deemed to be entitled to indemnification against and payment of such Liabilities and Expenses unless a determination is made within said thirty-day period by (i) a majority vote of a quorum of the Company’s Board of Directors, consisting of disinterested directors who are not parties to the Action giving rise to the demand, (ii) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by majority vote of the Company’s shareholders, that Section 5 of this Agreement is applicable. The Director may contest a determination that he or she is not entitled to indemnification by petitioning a court to make an independent determination with respect to the Director's right to indemnification hereunder.

9. Failure to Indemnify. If a claim for payment of any Liability, Expense or Advance under this Agreement, or pursuant to any other agreement, any resolution of the Company’s shareholders or Board of Directors, any provision of the Company’s Amended and Restated Certificate of Incorporation or Bylaws, or any statute or rule of law providing for indemnification, now or hereafter in effect, is not paid in full within thirty days, in the case of Liabilities and Expenses, or within five days, in the case of Advances, after a written request for payment thereof has been received by the Company, the Director may bring an action against the Company to recover the unpaid amount of such claim, together with interest thereon. It shall be a defense to any such claim (other than an action brought to enforce a claim for an Advance) that the Director has not met the standard of conduct that makes it permissible under applicable law for the Company to indemnify the Director for the amount claimed, provided, however , that the burden of proving such defense shall be on the Company and the Director shall be entitled to receive Advances pursuant to Section 7 hereof unless and until such defense shall be finally adjudicated by a court.

10. Presumption. For purposes of this Agreement, the termination of any Action by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Director has not met any particular standard of conduct required for payment under this Agreement.

11. Change in Control. If there is a Change in Control (as defined below) of the Company, then the acquiring or successor Person (as defined below), as the case may be (the “Successor”), shall not diminish or limit in any manner the indemnification rights available to the Director immediately prior to such Change in Control, whether such rights were available under this Agreement or pursuant to any other agreement, any resolution of the Company’s shareholders or Board of Directors, any provision of the Company’s Amended and Restated Certificate of Incorporation or Bylaws, or any statute or rule of law providing for indemnification, now or hereafter in effect. No such Successor shall cancel, limit or in any way diminish the rights or coverage provided to the Director pursuant to one or more directors’ and officers’ insurance policies carried by the Company immediately prior to any such Change in Control. For the purposes of this Agreement, the term “Change in Control” means (i) the acquisition by any person or entity, or any group of persons or entities acting in concert (a “Person”), of direct or indirect beneficial ownership of forty percent (40%) or more of the voting power or voting securities of the Company, (ii) the acquisition by any Person of direct or indirect beneficial ownership of twenty percent (20%) or more of the voting power or voting securities of the Company and the subsequent election of a majority of the members of the Company’s Board of Directors who were not members of the Board for the two-year period immediately preceding their election, (iii) a transfer of all or substantially all of the Company’s assets to another Person other than a wholly owned subsidiary of the Company, or (iv) the merger or consolidation of the Company with another corporation where, as a result of such merger and consolidation, less than sixty percent (60%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned by the shareholders of the Company immediately prior to such merger or consolidation.

12. Director's Obligations. The Director shall promptly notify the Company in writing of the initiation of any Action that may be the subject of a claim under this Agreement and shall keep the Company informed of the progress of any such Action. Notices to the Company shall be directed to the Company at the following address:

Primus Therapeutics, Inc.
23 Orchard Road, Suite 105
Skillman, NJ 08588
Attention: Secretary

or to such other address as the Company may notify the Director in writing. Notice shall be sent by overnight courier or by certified mail, postage repaid and return receipt requested. In addition, the Director shall give the Company such information and cooperation as the Company shall reasonably require and as shall be in the Director's power.

13. Termination. This Agreement may not be terminated except by a writing to that effect executed by the parties hereto. This Agreement shall continue in effect indefinitely regardless of whether the Director continues to serve as a director of the Company.

14. Contract Rights Not Exclusive. The rights of the Director hereunder shall be in addition to, but not exclusive of, any other right which the Director may have pursuant to any other agreement, any resolution of the Company's shareholders or Board of Directors, any provision of the Company's Restated Certificate of Incorporation or By-Laws, or any statute or rule of law providing for indemnification, now or hereafter in effect.

15. Insurance. The rights of the Director hereunder shall also be in addition to any rights the Director may now or hereafter have under policies of insurance maintained by the Company or other wise. The Company shall purchase and maintain in effect directors’ and officers’ liability insurance in an amount of at least One Million Dollars ($1,000,000) prior to the listing of the Company’s securities on any stock exchange, and Five Million Dollars ($5,000,000) thereafter, against any liability asserted against or incurred by them, whether or not the Company would have the power to indemnify them against such liability, and the Director shall be covered by such policy or policies to the maximum extent of the coverage available for any director of the Company.

16. Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Director, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents as may be necessary to enable the Company effectively to bring suit to enforce such rights.

17. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Director to the extent the Director has actually received payment of the amounts otherwise payable hereunder.

18. Modification and Waiver. No supplement, modification or amendment of any of the provisions of this Agreement and no consent by either party hereto to any departure therefrom by the other party hereto shall be binding unless executed in writing by both of the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall any such waiver constitute a continuing waiver.

19. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) and spouses, heirs and personal and legal representatives.

20. Specific Performance. The failure of the Company to perform any of its obligations hereunder shall entitle the Director, as a matter of course, to request an injunction from any court of competent jurisdiction to enforce such obligations. Such right to request specific performance shall be cumulative and in addition to any other rights and remedies to which the Director shall be entitled.

21. Severability. If any provision or provisions of this Agreement, or any portion of any provision hereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability hereof, and the remaining provisions, and portions thereof, shall be enforceable to the fullest extent permitted by law in a manner consistent with the intent of the parties.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

PRIMUS THERAPEUTICS, INC.

By: _________________
Dennis M. O’Donnell
President & Chief Executive Officer

[Name of Director]

By: _________________